Exhibit (k)(12)

Execution Version

AMENDMENT NO. 7 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 7, dated as of December 31, 2021 (this “Amendment”), to the Existing Credit Agreement (as defined below), among Blackstone Floating Rate Enhanced Income Fund (f/k/a Blackstone / GSO Floating Rate Enhanced Income Fund), a Delaware statutory trust (the “Borrower”), the Lenders party hereto (the “Lenders”), and The Bank of Nova Scotia, as the Swing Line Lender and as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

I. Reference is made to the Second Amended and Restated Credit Agreement, dated as of December 28, 2018, among the Borrower, the Lenders, and the Administrative Agent, as amended by Amendment No. 1, dated as of January 17, 2019, Amendment No. 2, dated as of June 27, 2019, Amendment No. 3, dated as of September 11, 2019, Amendment No. 4, dated as of January 16, 2020, Amendment No. 5, dated as of April 9, 2020, and Amendment No. 6, dated as of January 14, 2021 (the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by the Amendment and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”).

II. Each term that is defined in the Existing Credit Agreement and not herein defined has the meaning ascribed thereto by the Existing Credit Agreement when used herein.

III. On July 19, 2021, the Borrower changed its name from “Blackstone / GSO Floating Rate Enhanced Income Fund” to “Blackstone Floating Rate Enhanced Income Fund” (the “Name Change”) without having filed an amendment to the applicable UCC financing statement pursuant to the Security Agreement. On December 12, 2021, the Borrower filed appropriate UCC financing statements with respect to the Name Change. The Administrative Agent has since received Uniform Commercial Code lien search reports disclosing that there are no other Liens (other than the Administrative Agent’s) of record in the applicable filing office.

IV. The Borrower desires to amend the Existing Credit Agreement upon the terms and conditions herein contained, and the Administrative Agent and each Lender has agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Each reference to “Blackstone / GSO Floating Rate Enhanced Income Fund” contained in the Credit Agreement or any other Loan Documents (including, without limitation, all of the Exhibits thereto) is hereby replaced with “Blackstone Floating Rate Enhanced Income Fund”.

2. Each of the following defined terms contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Adjusted Senior Debt Asset Coverage” means, as of any date and calculated in the same manner it was prior to the issuance of Rule 18f-4, the ratio on such date of (a) Total Assets minus Ordinary Liabilities to (b) the greater of (i) Senior Debt plus the Temporary Loan Balance, and (ii) one Dollar ($1).

“Benchmark Replacement” means, for any Available Tenor:

(a)

with respect to the applicable Benchmark Replacement Date pursuant to clauses (1), (2) or (3) of the definition thereof, the First Alternative that can be determined by the Administrative Agent for such Benchmark Replacement Date, and

(b)

with respect to the applicable Benchmark Replacement Date pursuant to clause (4) of the definition thereof, the First Alternative that can be determined by the Administrative Agent for such Benchmark Replacement Date.

If the Benchmark Replacement as determined in this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)

in the case of an Early Opt-in Election pursuant to clause (a) of such defined term, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from the Required Lenders; or

(4)

in the case of an Early Opt-in Election pursuant to clause (b) of such defined term, the date that is ten (10) Business Days after the date that the Administrative Agent acknowledges for itself and on behalf of the Lenders, in writing, receipt of notice thereof from the Borrower.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(a)(1)	a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least ten currently outstanding U.S. Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders, or

(b)(1)	a notification by the Borrower to the Administrative Agent and the Lenders that greater than 50% (by asset value) of the Borrower’s investment portfolio accrues interest at one or more SOFR-based rates, and

(2)	the election by the Borrower to trigger a fallback from USD LIBOR and the provision by the Borrower of written notice of such election to the Administrative Agent and the Lenders.

“Fee Letter” means the Third Amended and Restated Fee Letter, dated December 31, 2021, between the Borrower and the Administrative Agent.

“Scheduled Tranche A Commitment Termination Date” means December 30, 2022, or such later date to which the Scheduled Tranche A Commitment Termination Date is extended pursuant to Section 2.3(d)(i).

“Scheduled Tranche B Commitment Termination Date” means December 30, 2022, or such later date to which the Scheduled Tranche B Commitment Termination Date is extended pursuant to Section 2.3(d)(ii).

“Senior Debt Asset Coverage” means, as of any date and calculated in the same manner it was prior to the issuance of Rule 18f-4, the ratio on such date of (a) Total Assets minus Ordinary Liabilities minus the Temporary Loan Balance to (b) the greater of (i) Senior Debt, and (ii) one Dollar ($1).

3. Section 1.1 of the Credit Agreement is hereby amended by inserting the following new defined terms in their appropriate alphabetical order:

“Erroneous Payment” has the meaning assigned to it in Section 9.8(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.8(d).

“Erroneous Payment Impacted Loans” has the meaning assigned to it in Section 9.8(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.8(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.8(d).

“First Alternative” means, with respect to the applicable Benchmark Replacement Date, the first alternative set forth in the order below that can be determined by the Administrative Agent for such Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)

other than in connection with a Benchmark Replacement Date determined pursuant to clause (4) of such defined term, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

“Payment Recipient” has the meaning assigned to it in Section 9.8(a).

“Rule 18f-4” means rule 18f-4 under the ICA.

4. The defined term “Interest Period” contained in Section 1.1 of the Credit Agreement is hereby amended by deleting the phrase “two (2)”.

5. Section 3.5(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “First Alternative” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “First Alternative” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement Date is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Required Lenders.

6. Section 3.5 of the Credit Agreement is hereby further amended by adding the following clause (f) at the end thereof:

(f) No Liability. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to USD LIBOR or any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to this Section 3.5, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

7. Each of Sections 8.1(k)(i) and 8.1(l)(i) of the Credit Agreement is hereby amended by deleting each instance of the phrase “GSO /”.

8. Section 9.8 of the Credit Agreement is hereby amended and restated in its entirety as follows:

9.8 Erroneous Payments

(a) If the Administrative Agent (x) notifies a Lender or Secured Party (as such term is defined in the Security Agreement), or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns) but in any event excluding the Borrower, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.8 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall (and shall cause any other recipient that receives funds on its behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.8(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.8(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.8(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Payment Recipient that has received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Payment Recipient at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Payment Recipient shall be deemed to have assigned its Loans (but not its Commitment) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Payment Recipient shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitment which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Lender and such Commitment shall remain available in accordance with the terms of this Agreement.

(ii)

Subject to Section 10.4 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any Payment Recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligation owed by the Borrower under the Loan Documents; provided that this Section 9.8 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower under the Loan Documents relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent, provided further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of satisfying any Obligations.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.8 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations of the Borrower (or any portion thereof) under any Loan Document.

(h) Notwithstanding anything to the contrary herein, the Administrative Agent expressly agrees, on behalf of itself and its Affiliates, that Section 10.3 shall not apply to any Erroneous Payment or any rights or obligations in respect thereof. In no event shall the making of any Erroneous Payment, or any fees, costs and expenses of the Administrative Agent or any of its Affiliates incurred in connection with any recovery or attempted recovery thereof, increase the Obligations of the Borrower hereunder. For the avoidance of doubt, nothing in this Section 9.8 shall be deemed to increase the amount of, or move up the date of payment of, any monetary obligations of the Borrower hereunder.

9. Section 10.1(a)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(ii) if to the Administrative Agent, to it at, (x) in all cases, 250 Vesey Street, 23rd Floor, New York, NY, 10281, Attention: Aron Lau (Telephone: (212) 225-5952; Facsimile: (416) 350-1161; E-mail: aron.lau@scotiabank.com); and (y) in the case of all notices and other communications pursuant to Article 2, with a copy to with a copy to 720 King Street West, 4th Floor, Toronto, ON Canada M5V 2T3, Attention: Corporate Lending Agency Ops (Telephone: (212) 225-2505; Facsimile: (212) 225-5709; E-mail: CorporateLending.AgencyOps@scotiabank.com); or

10. Paragraphs 1 through 9 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a) the Administrative Agent shall have received from the Borrower and each Lender either (i)a counterpart of this Amendment executed on behalf of each such Person or (ii)written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that each such Person has executed a counterpart of this Amendment;

(b) the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since January 14, 2021 or, if Borrower’s Organization Documents have been amended, supplemented or otherwise modified since January 14, 2021, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c) the Administrative Agent shall have received for each Lender a copy of a Federal Reserve Form, duly executed and delivered by or on behalf of the Borrower, in form and substance reasonably acceptable to such Lender;

(d) the Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and each Lender and dated the Amendment Effective Date) reasonably acceptable to the Administrative Agent from (i) Simpson Thacher & Bartlett LLP and (ii) Richards, Layton & Finger, P.A., each respectively counsel to the Borrower;

(e) the Administrative Agent shall have received such documents and information as the Administrative Agent, at the request of any Lender, shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(f) all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date and invoiced in reasonable detail at least two (2) Business Days prior to the Amendment Effective Date shall have been paid.

11. The Borrower (a)reaffirms the enforceability of each Loan Document, as amended hereby, and all of its obligations thereunder, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law), (b)agrees and admits that (i)as of the date of execution and delivery hereof by the Borrower, it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligations, (c)represents and warrants that, immediately after giving effect to this Amendment, no Default has occurred and is continuing, and (d)represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct immediately after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date).

12. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

13. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution”, “signed”, “signature”,

“delivery” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent or any Lender to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Lenders, the Administrative Agent and the Borrower, electronic images of this Amendment or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

14. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

BLACKSTONE FLOATING RATE ENHANCED INCOME FUND

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Chief Compliance Officer, Chief Legal Officer & Secretary

BGFLX – Amendment No. 7 to Second Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as the Swing Line Lender, Administrative Agent and as a Lender

By:	/s/ Aron Lau
Name:	Aron Lau
Title:	Director

BGFLX – Amendment No. 7 to Second Amended and Restated Credit Agreement

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as a Lender

By:	/s/ Sebastien Gacon
Name:	Sebastien Gacon
Title:	MD

BGFLX – Amendment No. 7 to Second Amended and Restated Credit Agreement